Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SECOND QUARTER
AND FIRST HALF SALES AND EARNINGS

MATTHEWS, NC, March 22, 2005 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,606 stores in 44 states, reported that sales for the second quarter ended February 26, 2005, were approximately $1.587 billion, or 13.1% above sales of approximately $1.403 billion for the second quarter ended February 28, 2004.  Net income was $80.1 million, or 0.4% below net income of $80.4 million for the second quarter of the prior fiscal year, and net income per diluted share increased to $.48 from $.46.  The results reported in this press release reflect the corrections in lease accounting practices discussed below.  These corrections reduced net income by approximately $0.7 million in the second quarter this fiscal year and $1.0 million in the second quarter last fiscal year.

For the first half ended February 26, 2005, sales were approximately $2.967 billion, or 12.0% above sales of approximately $2.648 billion for the first half ended February 28, 2004.  Net income for the first half of 2005 was $134.5 million, or 6.5% below net income of $143.9 million for the first half of 2004, and net income per diluted share decreased to $.80 from $.83.  The corrections in lease accounting practices reduced net income by approximately $1.7 million in the first half of this fiscal year and $2.0 million in the first half of last fiscal year.

The sales gains are attributable to increased sales in comparable stores and to sales recorded in new stores opened in the Company’s store expansion program.  Sales in comparable stores in the second quarter of 2005 increased approximately 4.5% above the second quarter last fiscal year, including an increase of approximately 5.8% in sales of hardlines and no change in sales of softlines.  The customer count, as measured by the number of register transactions in comparable stores, increased approximately 0.7% and the average transaction increased approximately 3.7% to $9.87.  During the second quarter of 2005, the Company opened 90 stores and closed 45 stores, compared to the opening of 95 stores and the closing of 22 stores during the second quarter last year.

Sales in comparable stores in the first half of 2005 increased approximately 3.6% above the comparable period last year, including an increase of approximately 5.2% in sales of hardlines and a decrease of approximately 2.0% in sales of softlines.  The customer count increased approximately 0.5% and the average transaction increased approximately 3.0% to $9.40.  During the first half of 2005, the Company opened 188 stores and closed 54 stores, compared to the opening of 196 stores and closing of 48 stores during the first half of last year.  As previously announced, the Company plans to open 500 to 560 stores and close 60 to 70 stores during the fiscal year ending August 27, 2005.

The gross profit margin as a percent to sales decreased from 33.8% in the second quarter last year to 32.8% in the second quarter this year.  While the Company is pleased with the 4.5% increase in sales in comparable stores in the second quarter this year, sales of lower margin basic consumables continued to be stronger than sales of higher margin discretionary goods.  This ongoing shift of the merchandise mix and increased freight costs negatively impacted the gross profit margin.  Increased shrinkage also contributed to the gross profit margin decline.  Shrinkage in the second quarter was less of an adverse factor than in the first quarter as the Company’s efforts to reduce shrinkage are beginning to have a positive impact.  Expenses as a percent to sales increased from 24.8% in the second quarter last year to 24.9% in the second quarter this year.  This increase is attributable, in part, to the planned expenses incurred in connection with the urban initiative and the start of the installation in stores of coolers for the sale of perishable goods.  Increases in store rental costs also contributed to the deleveraging of expenses.

The Company’s inventories at the end of the second quarter this year were approximately 5% higher on a per store basis than at the end of the second quarter last year, excluding merchandise in transit to the distribution centers.  The majority of this increase was in basic consumable merchandise.  Earlier receipts this year of spring merchandise also contributed to the increase.

The Company also reported continued good progress on its fiscal 2005 key initiatives.  At the end of the second quarter of 2005, about 500 stores in major urban markets had implemented the urban initiative.  This initiative is designed to improve the operating performance of urban stores, including higher sales and lower shrinkage, through investments in people, process changes and technology.  As previously announced, the Company plans to have implemented the urban initiative in more than 1,000 stores by the end of this fiscal year.

In the second quarter, the Company also began the planned installation in selected stores of coolers for the sale of perishable food.  By the end of the second quarter of 2005, coolers had been installed and stocked with perishable food in approximately 200 stores.  The Company plans to have coolers installed in more than 500 stores by the end of this fiscal year.  By offering perishable food at highly competitive prices in convenient store locations, the Company expects to increase the frequency of customer shopping trips and the average transaction size.

The Company’s current plan is for net income per diluted share of Common Stock to be down slightly in the third quarter ending May 28, 2005, as a result of ongoing investments in the initiatives and an expected decline in gross profit margin.  As returns on investments increase and gross profit margin pressures mitigate, the current plan is for a fourth quarter increase in net income such that net income per diluted share of Common Stock for the 2005 fiscal year would be between $1.49 and $1.52, compared to $1.50 in the prior fiscal year.  These numbers reflect a reduction of net income per diluted share of $.03 in the 2004 fiscal year and a similar estimated impact in the current fiscal year as a result of the changes in lease accounting practices discussed below.

The Company also announced that in the second quarter of 2005 it had purchased in the open market 578,800 shares of the Company’s Common Stock at a cost of $19.2 million.  No shares were purchased in the first quarter ended November 27, 2004.  As previously reported, in the 2004 fiscal year the Company purchased 5.6 million shares of Common Stock at a cost of $176.7 million.

Lease Accounting Practices

As stated in our March 3, 2005 press release, the Company has performed a review of its accounting practices surrounding leases and lease-related items. After consulting with the Company’s Audit Committee, the Company has corrected its accounting for leases as described below.  The cumulative impact of this correction on prior financial statements is to decrease pre-tax income by approximately $38.3 million.  While the impact of correcting the previously issued financial statements is not material with respect to any one year, the cumulative effect of such change, if recorded in the current quarterly period, would be material to that period. Accordingly, the Company will restate prior fiscal years’ financial statements to reflect the impact of these corrections as described below.

The Company previously amortized leasehold improvements over their estimated useful economic life of up to ten years.  In some cases this period extended into an option period for the lease. The Company will now amortize leasehold improvements over the shorter of the term of the related lease (generally five years) or the asset’s useful economic life.  Further, the Company had recognized rent expense for leases beginning on the rent commencement date. This had the effect of excluding the pre-opening period of its stores from the calculation of the period over which it expensed rent.  The Company now recognizes straight-line rent expense (including any rent adjustment during the lease term) over a period that includes the pre-opening period.  The restatement had no impact on historic or future cash flows or the timing of lease payments.

The effect of the restatement described above is as follows:

	Impact on Fiscal Year Ended
	August 26, 2000	September 1, 2001	August 31, 2002	August 30, 2003	August 28, 2004

Rent	$1,941	$2,429	$2,914	$2,536	$3,426
Depreciation and Amortization	1,766	2,725	3,637	4,045	4,127
	3,707	5,154	6,551	6,581	7,553

Income Tax	1,361	1,892	2,404	2,415	2,772

Impact on Net Income	$2,346	$3,262	$4,147	$4,166	$4,781

Net income per diluted share prior to restatement	$1.00	$1.10	$1.25	$1.43	$1.53

Net income per diluted share after restatement	$0.98	$1.08	$1.22	$1.40	$1.50

Impact of restatement	$0.02	$0.02	$0.03	$0.03	$0.03

The cumulative net of tax impact on periods prior to fiscal 2000 is approximately $4.6 million.

The Company will amend the appropriate filings with the Securities and Exchange Commission to include the restated financial statements.  The adjustments noted above are subject to change as the Company completes its preparation of the restated financial statements.

Family Dollar will host a conference call today, Tuesday, March 22, 2005, at 10:00 A.M. ET to discuss the financial results and the lease related accounting adjustments. If you wish to listen, please call 800-988-9433 for domestic USA calls and 210-234-0000 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”  A replay of the call will be available from about 1:00 P.M. ET, March 22, 2005, through March 29, 2005, by calling 888-667-5784 for domestic USA calls and 402-220-6427 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.aspx?p=irhome or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, March 22, 2005.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, competitive factors and pricing pressures, changes in economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may impact sales, the impact of inflation, merchandise supply and pricing constraints, success of merchandising and marketing programs, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, adverse impacts associated with legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, changes in the Company’s ability to attract and retain employees, changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Comparable operating results (unaudited) are as follows:

(In thousands, except per share amounts)

	For the Second Quarter Ended
	February 26, 2005	February 28, 2004

Net Sales	$1,586,754	$1,402,798
Cost of Sales	1,065,835	928,984
Gross Margin	520,919	473,814
Selling, General and Administrative Expenses	394,422	347,154
Income Before Income Taxes	126,497	126,660
Income Taxes	46,424	46,228
Net Income	80,073	80,432
Net Income Per Common Share-Basic	$.48	$.47
Average Shares-Basic	167,723	172,061
Net Income Per Common Share-Diluted	$.48	$.46
Average Shares-Diluted	168,361	173,003
Dividends Declared Per Common Share	$.09-1/2	$.08-1/2

	For the First Half Ended
	February 26, 2005	February 28, 2004

Net Sales	$2,966,999	$2,647,481
Cost of Sales	1,985,728	1,742,342
Gross Margin	981,271	905,139
Selling, General and Administrative Expenses	769,609	678,583
Income Before Income Taxes	211,662	226,556
Income Taxes	77,160	82,687
Net Income	134,502	143,869
Net Income Per Common Share-Basic	$.80	$.84
Average Shares-Basic	167,671	172,207
Net Income Per Common Share-Diluted	$.80	$.83
Average Shares-Diluted	168,241	173,319
Dividends Declared Per Common Share	$.18	$.16

Consolidated Condensed Balance Sheets (unaudited)

(In thousands, except share amounts)

	February 26, 2005	February 28, 2004	August 28, 2004

ASSETS
Current assets:
Cash and cash equivalents	$79,895	$95,473	$87,023
Short-term investments	203,255	317,505	120,840
Merchandise inventories	954,018	823,160	980,124
Deferred income taxes	89,793	74,093	84,084
Income Tax Refund Receivable	—	—	1,304
Prepayments and other current assets	49,417	34,868	16,937
Total current assets	$1,376,378	$1,345,099	$1,290,312

Property and equipment, net	957,289	823,031	918,449
Other assets	17,260	19,019	15,600
	$2,350,927	$2,187,149	$2,224,361

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:

Accounts payable and accrued liabilities	$807,115	$700,182	$800,585
Income taxes payable	17,028	16,406	—
Total current liabilities	824,143	716,588	800,585

Deferred income taxes	$90,103	$81,364	$86,694

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares	$18,828	$18,743	$18,767
Capital in excess of par	121,198	101,261	106,853
Retained earnings	1,603,228	1,413,398	1,498,890
	1,743,254	1,533,402	1,624,510

Less common stock held in treasury, at cost	306,573	144,205	287,428
	1,436,681	1,389,197	1,337,082
	$2,350,927	$2,187,149	$2,224,361

Investments in auction rate securities and variable rate demand notes have been reclassified from “Cash and cash equivalents” to “Short-term investments.”  Also, outstanding checks were reclassified from “Cash and cash equivalents” to “Accounts payable and accrued liabilities.”

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3/22/05